Exhibit 10.3

SECURED PROMISSORY NOTE

$4,950,000.00	February 3, 2021

THIS SECURED PROMISSORY NOTE ("Second Note") is entered into and made effective as of February 3, 2021 ("Effective Date"), by and between CALAVO GROWERS, INC., a California corporation ("Calavo"), located at 1141-A Cummings Road, Santa Paula, CA 93060, and FRESHREALM, LLC, a Delaware limited liability company ("FreshRealm"), located at 34 N Palm St. Suite 100, Ventura, CA 93001.

RECITALS

WHEREAS, FreshRealm and Calavo are parties to that ce1iain FreshRealm, LLC Seventh Amended and Restated Limited Liability Company Agreement effective as of February 27, 2019 (the "LLC Agreement"), and Calavo is a limited liability company Member in FreshRealm.

WHEREAS, on August 10, 2018, FreshRealm and Calavo previously entered into that certain Senior Promissory Note, fully amended and restated on September 18, 2019, and as amended eleven (11) times total and most recently amended on April 17, 2020 (collectively, the "Original Note"). As of the Effective Date, the total amount due under the Original Note is Thhiy Four Million Seven Hundred F01iy Four Thousand Five Hundred Twenty-One Dollars and Sixty-Two Cents ($34,744,521.62), (the "Senior Loan Amount").

WHEREAS, in connection with the Original Note, FreshRealm and Calavo originally entered into that ce1iain original Security Agreement dated August 10, 2018, which was fully restated and amended pursuant to that First Restated and Amended Security Agreement, effective September 18, 2019, as amended on October 8, 2019, and that certain original Intellectual Prope1iy Security Agreement, dated August 10, 2018, which was fully restated and amended pursuant to that First Amended and Restated Intellectual Prope1iy Security Agreement, effective September 18, 2019, as amended on October 8, 2019 (collectively, the "Original Security Agreements"), to provide a continuing security interest in the assets and collateral of FreshRealm in favor of Calavo as an inducement for Calavo to loan ce1iain additional funds to FreshRealm under the Original Note.

WHEREAS, simultaneously in connection herewith and of even date hereof, the parties have entered into that ce1iain Limited Liability Company Member Separation and Release Agreement ("Separation Agreement"), a copy of which is attached hereto as Exhibit A, pursuant to which the parties have agreed that Calavo will cease being a limited liability company member in FreshRealm; the Original Note will be amended, as of the date hereof, pursuant to ce1iain terms of that ce1iain Amended and Restated Senior Secured Loan Agreement and Promissory Note (the "Senior Amended Note"), a copy of which is attached hereto as Exhibit B; the Original Amended Security Agreements will be amended again as the Third Amended and Restated Security Agreement and the Third Amended and Restated Intellectual Prope1iy Security Agreement (collectively, "Amended Security Agreements"), each a copy of which are attached hereto as Exhibit C and Exhibit D, respectively, as well as other agreements and arrangements between the paiiies; and

WHEREAS, the Paiiies have made allegations against each other with respect to certain legal claims and have resolved such claims under the Separation Agreement, where pursuant thereto and among other terms, FreshRealm is to pay Calavo Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) as provided for in this Second Note.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	PROMISE TO PAY SECOND NOTE AMOUNT

For value received, FreshRealm hereby unconditionally promises to pay to the order of Calavo, the principal sum of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) (the "Second Note Amount") together with interest accrued thereon, as specified below, upon the terms and conditions set forth in this Second Note.

2.	INTEREST ON SECOND NOTE AMOUNT.

(a)From the Effective Date until March 31, 2022 (the "Loan Payoff Period"), interest shall accrue on the Loan Amount at the rate of One and Forty-Six Hundredths Percent (1.46%) per annum, and beginning on April 1, 2022, in the event the Second Note Amount and any interest accrued thereon under this Second Note is still outstanding, the rate of interest to accrue on the total Second Note Amount, with all interest accrued thereon, shall increase to the rate of Three Percent (3%) per annum.

(b)In the event of any failure to pay any principal or interest under this Second Note when due, or after the occurrence of any other Default, as defined below, until this Second Note is paid in accordance with its terms, interest shall continue to accrue on the outstanding balance of this Second Note.

3.	PAYMENT OF SECOND NOTE AND LOAN PAYOFF AMOUNT; MATURITY DATE

(a)Pursuant to the Senior Amended Note and the Separation Agreement, FreshRealm is required to pay Calavo, in one lump sum payment, the total amount of Six Million Dollars ($6,000,000) (the "Loan Payoff Amount") on or before the expiration of the Loan Payoff Period (i.e., March 31, 2022), as a payment towards the Second Note Amount. In the event the Loan Payoff Amount is paid by FreshRealm to Calavo on or before the expiration of the Loan Payoff Period, then the Second Note Amount pursuant to this Second Note, and accompanying Amended Security Agreements, shall be deemed satisfied and paid in full by FreshRealm.

(b)In the event the Loan Payoff Amount is not paid by FreshRealm to Calavo on or before the expiration of the Loan Payoff Period, then the Second Note Amount and the entire principal balance of this Second ,Note as well as any and all accrued interest, shall be due to Calavo and payable in full by FreshRealm on April 1, 2022 (the "Maturity Date").

4.	PREPAYMENT.

FreshRealm may prepay this Second Note in full or in part, without premium or penalty, upon not less than ten (10) days' prior written notice to Calavo. No prepayment permitted hereunder shall affect the obligation of FreshRealm to pay any amounts still owing as provided hereunder.

5.	APPLICATION OF PAYMENTS.

All payments hereunder shall be first applied to accrued but unpaid interest hereunder, and the remainder, if any, shall be applied to the principal balance of this Second Note.

6.	SECURITY INTEREST AND PRIORITY

FreshRealm confirms and agrees that it has previously granted a first priority security interest to Calavo in all of FreshRealm's assets and collateral in connection with the Original Amended Security Agreements, and the amounts due under the Senior Amended Note. The Second Note Amount due to Calavo by FreshRealm hereunder, any interest accrued thereon, and all obligations of FreshRealm to Calavo hereunder is secured by all of the assets and collateral ofFreshRealm on a first-priority basis (except as otherwise subordinated to the Senior Amended Note) pursuant to and as further described in the Amended Security Agreements, and as evidenced by a UCC-1 Financing Statement previously filed with the applicable governmental authorities. This Second Note does not extinguish or modify Calavo's security interest in the assets and collateral of FreshRealm in connection with and under Original Amended Security Agreements, which shall continue in full force and effect, except as specifically amended and restated in the Amended Security Agreements.

7.	SUBORDINATION TO SENIOR AMENDED NOTE

(a)This Second Note and payment of the Second Note Amount, and any interest accrued thereon, shall be subordinated to any and all rights, obligations and payments due under the Senior Amended Note and the Senior Loan Amount, and any payments due by FreshRealm to Calavo under the Senior Amended Note shall have a priority of payment over payments due under this Second Note and the Second Note Amount. FreshRealm shall not make any payment to Calavo pursuant to this Second Note and the Second Note Amount until all payments due by FreshRealm to Calavo under the Senior Amended Note have been paid in full unless otherwise directed by Calavo in writing to FreshRealm.

(b)The Senior Amended Note, the Senior Loan Amount, this Second Note and the Second Note Amount (collectively "Priority Debt") and any interest accrued thereon, shall have a priority of payment and a priority of security interest over any and all other indebtedness owed by FreshRealm to any third parties, and any and all rights, obligations and payments due from FreshRealm to any third parties shall be subordinated to all principal and interest due to Calavo under the Priority Debt.

8.	ADDITIONAL FRESHREALM COVENANTS.

(a)Without the prior consent of Calavo, and so long as there is no Event of Default (as defined below) hereunder or under the Amended Security Agreements, FreshRealm shall be permitted to take on additional reasonable unsecured debt on a basis that is subordinated to this Second Note that is not in excess of the sum of Three Hundred Thousand Dollars ($300,000) ("Unsecured Debt Limit") in the aggregate (otherwise, the prior written approval of Calavo shall be required), manage its supply chain and customer cash flows in accordance with prudent standards, and otherwise operate its business in accordance with FreshRealm's governing limited liability company agreement (aka operating agreement), so long as such actions are reasonably expected to be serviced by FreshRealm's business operations and individually or in the aggregate are not reasonably expected to interfere with FreshRealm's ability to perform its obligations hereunder.

(b)Notwithstanding the provisions of Section 8(a) hereof, solely and limited to during the Loan Payoff Period, FreshRealm shall be permitted to take on additional unsecured or secured debt in any amount (the "Permitted Debt"), the payment of which shall be subordinated to any amounts due to Calavo by FreshRealm under this Senior Amended Note, provided that, if the Permitted Debt exceeds the amount of One Hundred Thousand Dollars ($100,000) with respect to any: (i) individual third party lender and/or its affiliates ("Permitted Lender") and/or (ii) any specific debt obligation, FreshRealm shall not be permitted to enter into such Permitted Debt unless Calavo concurrently executes an Intercreditor Agreement with the Permitted Calavo, in Calavo's discretion, on terms satisfactory to Calavo, with the exception of any third-party equipment leases and equipment financings entered into in the ordinary course of business of FreshRealm which may be secured solely by a purchase money security interest exclusively in the specific equipment financed and not any other assets or collateral of FreshRealm up to an aggregate borrowing amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Equipment Lease Cap"). In the event Borrower's equipment leasing needs reach the Equipment Lease Cap, Borrower can either (i): obtain the prior written consent of Lender to lease additional equipment that is secured in such equipment; or (ii) request that Lender increase the aggregate Equipment Lease Cap, which such request shall be reviewed by Lender in good faith dependent upon the then current financial condition of Borrower. The Permitted Debt, and any security interest related thereto, will be subordinated to any and all indebtedness owed to Calavo by FreshRealm, including, but not limited to, subordinate to all payments to be made to Calavo by FreshRealm and all rights of Calavo with respect to FreshRealm.

(c)Subject to the limitations described in this Senior Amended Note, except for in the event FreshRealm obtains Calavo's prior written consent, FreshRealm shall not (and shall not permit any subsidiary or affiliate of FreshRealm) incur any indebtedness and/or grant any lien or security interest on any of its property, assets or Collateral (as defined in the Amended Security Agreements), except as specifically permitted under the terms of this Senior Amended Note as listed below (each a "Permitted Item"), which shall each be subordinate to any and all liens and security interests granted to Calavo pursuant to the Amended Security Agreements (except for item (iii) and (v) below and items (vii) and (viii) below to the extent they constitute purchase money security interests):

(i)	liens granted to Calavo pursuant to the Amended Security Agreements;

(ii)	unsecured indebtedness incurred up to the Unsecured Debt Limit;

(iii)indebtedness to and liens granted to Wells Fargo Vendor Financial Services, LLC (UCC Financing Statement Nos. 20172560644 and 20172560685) for the equipment lease of two floor scrubbers each with an approximate value of Twenty-Eight Thousand Dollars ($28,000) to Thhiy Three Thousand Dollars ($33,000);

(iv)unsecured indebtedness in connection with corporate credit cards issued to FreshRealm's employees for travel, entertainment and corporate purchases, and in the aggregate, the credit balances of such cards not to exceed Twenty-Five Thousand Dollars ($25,000), as well as unsecured indebtedness in connection with FreshRealm's American Express credit card account not to exceed One Hundred Thousand Dollars ($100,000);

(v)the letter of credit ("Letter of Credit") in the approximate amount of Three Hundred Thhiy Nine Thousand Dollars ($339,000) in lieu of a real estate deposit currently issued to the landlord of FreshRealm's New Jersey plant secured by a restricted money market fund at Chase Bank, but such Letter of Credit shall not exceed the total amount of Three Hundred Fifty Thousand Dollars ($350,000) without the prior written consent of Calavo;

(vi)unsecured debt associated with the financing of insurance premiums not to exceed in the aggregate One Hundred Forty Thousand Dollars ($140,000); however, such debt financing shall not become secured debt in the assets of FreshRealm without the consent of Calavo;

(vii)indebtedness to and liens granted to Proseal America, Inc. (UCC Financing Statement Nos. 20200226813 and 20202171744) for the equipment lease of two sealing machines with a total monthly payment in the amount of Five Thousand Four Hundred Forty-One Dollars and Fo1iy-Two Cents ($5,441.42);

(viii)indebtedness to and a lien granted to Leaf Capital Funding, LLC (UCC Financing Statement No. 20202843235) for the equipment lease of an X-Ray machine with a monthly payment in the amount of Twenty-Two Thousand One Hundred Twenty-Seven Dollars and Fifteen Cents ($22,127.15);

(ix)	any Permitted Debt;

(x)	any debt incurred to satisfy the Loan Payoff Amount, subject to the prior written consent of Calavo;

(xi)indebtedness to and lien granted to Kenneth J. Catchot ("Catchot") in the principal amount of One Million Dollars ($1,000,000), plus accrued interest thereon, owed by FreshRealm as evidenced by that ce1iain Secured Promissory Note, Security Agreement, and Intercreditor Agreement (by and between Catchot and Calavo) of even date herewith;

(xii)unsecured indebtedness in connection with FreshRealm's trade credit or accounts payable incmTed by FreshRealm in operating its business in the ordinary course;

(xiii)unsecured indebtedness in the amount of Two Million Four Hundred Ninety-Four Thousand One Hundred Eighty-Three Dollars ($2,494,183) pursuant to that certain loan procured by FreshRealm in April 2020 with JP Morgan Chase Bank pursuant to the Paycheck Protection Program under the 2020 United States federal government Coronavirus Aid, Relief and Economic Security Act that was previously applied for without the consent of Lender; and

(xiv)up to an additional Two Million Five Hundred Thousand Dollars ($2,500,000) in unsecured indebtedness procured by FreshRealm within twelve (12) months from the Effective Date pursuant to the Paycheck Protection Program under the 2020 United States federal government Coronavirus Aid, Relief and Economic Security Act.

(d)In addition, FreshRealm shall not, without Calavo's prior written consent, pay any dividend or other amount (excluding any mandatory payments related to tax obligations required under the governing limited liability company agreement of Fresh Realm (aka operating agreement), if applicable) on account of any equity interest of FreshRealm, including any dividend or distribution in respect thereof or any payment in purchase, redemption, retirement or other acquisition thereof.

(e)FreshRealm additionally agrees that it shall not enter into any Senior Amended Note Success Event (as defined below) in which the consideration for such transaction does not provide immediate cash proceeds that are sufficient to pay off the remaining principal and accrued interest on this Second Note without Calavo's prior written consent, which consent may be withheld in the sole and absolute discretion of Calavo. FreshRealm shall, upon the closing of any such transaction, immediately pay to Calavo all of the remaining principal and interest (and all costs of collection) then due and owing to FreshRealm under this Second Note, and such payment shall be a condition of the closing of the transaction. For purposes of this Section, a Senior Amended Note Success Event shall mean any of the following:

(i)the sale or other transfer for consideration, in a single transaction or series of related transactions, more than fifty percent (50%) of FreshRealm's assets, limited liability company Units (as defined in FreshRealm's governing limited liability company agreement (aka operating agreement)), shares of stock or other ownership interests in FreshRealm;

(ii)	the merger or consolidation of FreshRealm with another entity; or

(iii)an initial public offering of limited liability company units, shares of stock or other equity or ownership interests in FreshRealm (collectively, "Initial Public Offering").

(f)FreshRealm acknowledges and agrees that Calavo was specifically asked by FreshRealm for Fresh Realm to be obligated for all amounts due under this Second Note, and with respect to this Second Note and the repayment thereof, FreshRealm, for itself and its successors and assigns, and each endorser, co-obligor, surety and guarantor thereof, waives any claim, cause of action, liability, loss or damages (including but not limited to, any claims for breach of any fiduciary duties, rescission or setoff) that FreshRealm may claim or have against Calavo in connection with Calavo's enforcement for repayment of the Second Note by FreshRealm. Calavo's right for repayment of the Second Note by FreshRealm, and all remedies related thereto, are absolute and unconditional.

9.	REPRESENTATIONS AND WARRANTIES OF FRESHREALM.

FreshRealm hereby represents and warrants to Calavo as follows, which representations and warranties shall survive the execution and delivery of this Second Note:

(i)FreshRealm is a limited liability company duly formed and validly existing under the laws of the State of Delaware and qualified to do business in the State of California, and FreshRealm has the requisite power to own its properties and assets and to enter into and perform its obligations under this Second Note;

(ii)	This Second Note has been duly authorized by all necessary action on the part of FreshRealm;

(iii)This Second Note constitutes the legally valid and binding obligation of FreshRealm, enforceable against FreshRealm in accordance with its terms;

(iv)The execution and delivery by FreshRealm of this Second Note, the consummation of the transactions contemplated hereby, and the performance of the terms and conditions hereof by FreshRealm, do not conflict with, result in a breach of or constitute a default under, any of the terms, conditions or provisions of (i) the organizational documents ofFreshRealm; (ii) any order, writ, judgment or decree by which FreshRealm is bound or to which it is a party; (iii) any law, rule, regulation or restriction of any governmental authority or agency applicable to FreshRealm; or (iv) any contract, commitment, indenture, instrument or other agreement by which FreshRealm is bound or to which FreshRealm is a party;

(v)No consent or authorization of, filing with or other act by or in respect of any governmental authority, bureau or,agency is required to be obtained or made by FreshRealm in connection with the execution, delivery and performance of this Second Note;

(vi)FreshRealm has not granted a security interest in any of its assets or Collateral (as defined in the Amended Security Agreements) to any person or entity except in connection with a Permitted Item.

10.	UNCONDITIONAL OBLIGATION.

All payments made under this Second Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by FreshRealm to Calavo shall not be reduced in any way by any outstanding obligations of Calavo to FreshRealm, whether such obligations are monetary or otherwise. FreshRealm shall, upon any request by Calavo, cooperate fully in the preparation, execution, acknowledgment, delivery and recording of any agreements, instruments, memoranda or documents reflecting or in furtherance of any of the transactions contemplated by this Second Note or the Amended Security Agreements. All amounts due under this Second Note shall be payable to Calavo, in lawful money of the United States of America, in currently available funds at the address for Calavo set forth above (or to such other person or at such other place as Calavo may from time to time designate in writing), without notice, demand, offset, deduction or setoff. In no event shall any such amounts owed by FreshRealm hereunder be reduced by any other provision of this Second Note or otherwise for sums payable by Calavo to FreshRealm or to any affiliate of Fresh Realm, if any.

11.	DEFAULT.

(a)Each of the following shall constitute a default and/or an event of default (referred to herein as an "Default" and/or an "Event of Default") under this Second Note and under the Amended Security Agreements by FreshRealm:

(i)Failure to make any payment of principal or interest when due under this Second Note or any breach by FreshRealm of any other covenant contained in this Second Note, which failure is not cured within ten (10) business days after written notice thereof from Calavo to FreshRealm;

(ii)Any breach or default by FreshRealm of any of the terms or provisions of this Second Note or the Amended Security Agreements or any breach by FreshRealm of any of the representations, warranties or covenants contained in this Second Note or the Amended Security Agreements, which breach is not cured within ten (10) business days after written notice thereof from Calavo to FreshRealm;

(iii)Any default under any additional promissory note, security agreement, or other loan agreement executed by FreshRealm in favor of Calavo, which breach is not cured within ten (10) ten business days after written notice thereof from Calavo to FreshRealm;

(iv)Any default under any other loan or note made by FreshRealm to any third party resulting in a right by such third party to accelerate the maturity of any indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000), which default is not cured within ten (10) business days after written notice thereof from Calavo to FreshRealm;

(v)The bankruptcy of FreshRealm or the filing of any bankruptcy petition by FreshRealm or the insolvency of FreshRealm or the making by FreshRealm of an assignment for the benefit of creditors or the admission by FreshRealm in writing of its inability to pay its debts generally as they become due, or the taking of action by FreshRealm in furtherance of any such action, provided, however, that in the case of an involuntary bankruptcy petition filed against FreshRealm, the same is not dismissed within thirty (30) calendar days; or the appointment of a receiver, custodian or trustee with respect to all or any part of FreshRealm's property or assets, where possession is not restored to FreshRealm within thirty (30) calendar days;

(vi)FreshRealm commences any proceeding for the reorganization, arrangement or readjustment of its debts in any jurisdiction; and

(vii)	Commencement of the dissolution or liquidation ofFreshRealm.

(b)The principal balance of this Second Note and all interest thereon shall become automatically due and payable without notice or demand if a petition is filed by or against FreshRealm under the United States Bankruptcy Code or the bankruptcy code of any state.

(c)Notwithstanding anything to the contrary in this Second Note, during the Loan Payoff Period, the insolvency of FreshRealm (as described in Section 1 l(a)(v) hereof) shall not constitute an "Event of Default" or "Default" by FreshRealm.

12.	REMEDIES UPON DEFAULT

Upon the occurrence of any Default or Event of Default under this Second Note or otherwise, without limitation and in addition to any other rights or remedies available to Calavo under applicable law and/or at equity: (i) the entire principal balance and all accrued interest shall, at the option of Calavo, become due and payable upon demand; (ii) FreshRealm shall also pay all reasonable costs of collection incurred by Calavo and/or any other reasonable costs incmTed by Calavo in connection with the enforcement of this Second Note, including, without limitation, reasonable attorneys' fees, whether or not suit is filed or legal proceedings are commenced; and (iii) Calavo shall also be entitled to exercise its right and remedies under the Amended Security Agreements upon the occurrence of any Default or Event of Default. Failure by Calavo to enforce any remedy granted to it hereunder shall not excuse any Default under this Second Note.

13.	TIMING.

Time is of the essence in the payment of this Second Note.

14.	EXCESSIVE CHARGES

Interest may not accrue under this Second Note in excess of the maximum interest rate allowed by applicable law. If Calavo receives interest payments at an interest rate in excess of the maximum interest rate allowed by applicable law, then the excess amount will be treated as being received on account of, and will automatically reduce, the principal amount then-outstanding under this Second Note, and if such excess amount exceeds the principal amount then-outstanding under this Second Note, then Calavo will refund to FreshRealm the amount by which such excess exceeds the principal amount then-outstanding under this Second Note.

15.	GOVERNING LAW.

This Second Note shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pe1iaining to conflicts or choice of laws, of the State of California considered to be made and performed wholly within the State of California.

16.	VENUE.

For FreshRealm and its prope1iy, FreshRealm irrevocably and unconditionally submits to the exclusive jurisdiction of the comis of the State of California sitting in Los Angeles County and of the United States District Comi for the Southern District of California (and any appellate court from such courts) in any action or proceeding arising out of or related to this Second Note. FreshRealm hereby waives any objection to such venue for any suit or any such court or that such suit is brought in an inconvenient comi.

17.	COST OF LITIGATION OR DISPUTES

In addition to and aside from any remedies in an Event of Default as defined in this Second Note, if any legal proceeding is brought arising out of or in connection with this Second Note or as to the meaning, effect, performance, enforcement or any other issue in connection with this Second Note, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs incurred in such proceeding(s), in addition to any other relief to which it may be entitled.

18.	NOTICES.

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when: (a) personally delivered; (b) seven (7) calendar days after having been mailed by United States Priority Mail with tracking number; (c) two (2) days following delivery by an overnight courier service properly addressed to the receiving party and confirmed as having been delivered by such overnight courier service; or (d) upon acknowledgment by the intended recipient of facsimile or electronic mail transmission immediately following correct dispatch, but only in the event of aclmowledgment by such intended recipient. All such notices, requests, demands and other communications shall be addressed to the respective pa1iy at the following addresses, or at such other addresses as either party may designate or change by written notice to the other party in like manner as described in this Section:

If to FreshRealm, LLC:	Mr. Michael Lippold, CEO
FreshRealm, LLC
34 N Palm Street, Suite 100
Ventura, CA 93001
Email: michael@freshrealm.co

With a Copy To:	Mr. Avery Kotler, Esq.
(Which Shall Not Constitute Notice):	VGCLLP
34 N. Palm Street, Suite 100
Ventura, CA 93001
Email: avery@freshrealm.co

If to Calavo Growers, Inc.:	Mr. James Gibson, CEO
Calavo Growers, Inc.
1141A Cummings Road
Santa Paula, CA 93060
Email: jimg@calavo.com

With a Copy To:	Mr. Peter R. Hmm, Esq.
(Which Shall Not Constitute Notice):	TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, CA 90067
Email: phurm@troygould.com

19.	INCORPORATION OF RECITALS.

The Recitals set forth in this Second Note above are incorporated herein by this reference and made a part of this Second Note between the parties hereto.

20.	SECTION HEADINGS.

The Section headings in this Second Note are included for convenience only, are not a part of this Second Note, and shall not be used in construing it.

21.	BINDING EFFECT; ASSIGNMENT

This Second Note shall be binding upon FreshRealm and its successors, assigns and legal representatives, and shall inure to the benefit of Calavo and its heirs, legal representatives, successors, endorsees and assigns. FreshRealm may not assign this Second Note, or assign or delegate any of its rights or obligations, without Calavo's prior written consent in each instance. Calavo in its sole discretion may assign and transfer this Second Note, and may sell or assign participations or other interests in all or any part of this Second Note, all without notice to or the consent of FreshRealm.

22.	AMENDMENT.

No amendment or modification of this Second Note shall be effective unless in writing and signed by both parties hereto.

23.	SEVERABILITY AND ENFORCEABILITY

In the event that any provision or any part of any provision of this Second Note is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or paii of this Second Note, and the Second Note shall remain valid and in full force and effect with the exception of such illegal, invalid or unenforceable provision. If any restriction or provision contained in this Second Note is deemed by an arbitrator or comi of law to be an unenforceable restriction or provision on any paiiy hereto under the law, then such restriction or provision shall not be rendered void, but rather shall be deemed amended to apply to the maximum extent as such arbitrator or judge may determine is legally enforceable.

24.	REPRODUCTION OF SECOND NOTE.

A photographic or other reproduction of this Second Note may be made by Calavo, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

25.	NO WAIVER BY CALAVO.

No waiver by Calavo of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by Calavo. No acceptance by Calavo of one or more late or partial payments hereunder from FreshRealm, nor any failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Second Note by Calavo shall operate or be construed as a waiver thereof or any other rights hereunder, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege of Calavo. A waiver on any one occasion by Calavo shall not be construed as a waiver of any other right or remedy on any future occasion.

26.	WAIVERS BY FRESHREALM.

Except for as otherwise provided herein, no waiver by FreshRealm of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by FreshRealm. FreshRealm hereby waives presentment, dishonor, notice of dishonor and protest, and consent to any and all extensions, renewals, substitutions and alterations of any of the terms of this Second Note and any other documents related hereto and to the release of or failure by Calavo to exercise any rights against any paiiy liable for or any property securing payment thereof.

27.	INJUNCTIVE RELIEF

FreshRealm aclmowledges that a breach by FreshRealm of any of the provisions of this Second Note will cause Calavo great and in-eparable harm and that Calavo shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of any such provision, in addition to any other remedies Calavo may have, and that the provisions of this Second Note shall be specifically enforceable against FreshRealm in accordance with their terms.

28.	FURTHER ASSURANCES

FreshRealm, at its sole cost and expense, will execute and deliver such further documents or instruments, and provide such additional or updated information as, in each case, Calavo may reasonably require to obtain the full benefits of this Second Note, including, without limitation, all remedies described herein.

29.	FACSIMILES; COUNTERPARTS

This Second Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The reproduction of signatures to this Second Note by means of a facsimile or e-mail scanning device shall be treated as though such reproductions are executed originals.

(Please Proceed to Next Page for Signatures)

IN WITNESS WHEREOF, FreshRealm and Calavo have caused this Secured Promissory Note to be executed as of the date first written above.

FRESHREALM:

FRESHREALM, LLC
By:
Name:	Michael Lippold
Title:	Chief Executive Officer

CALAVO:

CALAVO GROWERS, INC.

By:
Name:	James Gibson
Title:	Chief Executive Officer

(Signature Page to Secured Promissory Note)

IN WITNESS WHEREOF, FreshReahn and Calavo have caused this Secured Promissory Note to be executed as of the date first written above.

FRESHREALM:

FRESHREALM, LLC
By:
Name:	Michael Lippold
Title:	Chief Executive Officer

CALAVO:

CALAVO GROWERS, INC.

By:
Name:	James Gibson
Title:	Chief Executive Officer

(Signature Page to Secured Promissory Note)

EXHIBIT A

LIMITED LIABILITY COMPANY MEMBER SEPARATION AND RELEASE AGREEMENT

(Please See Attached Document)

2

EXHIBITB

AMENDED AND RESTATED

SENIOR SECURED LOAN AGREEMENT AND PROMISSORY NOTE

(Please See Attached Document)

3

EXHIBIT C

THIRD AMENDED AND RESTATED SECURITY AGREEMENT

(Please See Attached Document)

4

EXHIBIT D

THIRD AMENDED AND RESTATED INTELLECTUAL PROPERTY

SECURITY AGREEMENT

(Please See Attached Document)

5